Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

KINETICS MUTUAL FUNDS, INC. AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 1st day of September 2019 to the Fund Administration Servicing Agreement, is entered into by and between Kinetics Mutual Funds, Inc., a Maryland corporation (the "Corporation") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the Corporation and USBFS have entered into a Fund Administration Servicing Agreement dated as of January I, 2002, as previously amended (the "Agreement"); and

WHEREAS the parties desire to update the fee schedule in Exhibit A of the Agreement; and

WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by the Corporation and USBFS.

NOW, THEREFORE, the Corporation and USBFS agree as follows:

Effective September I, 2019, the fee schedule in Exhibit A of the Agreement is hereby superseded and replaced with the fee schedule in Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREO.F, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jay Kesslen	By: /s/ Anita Zagrodnik
Name: Jay Kesslen	Name: Anita Zagrodnik
Title: Vice President	Title: Senior Vice President 9/10/19

Exhibit A to the Fund Administration Servicing Agreement - Kinetics Mutual Funds, Inc.
Fund Administration & Portfolio Compliance Services Fee Schedule at September 1, 2019
Master Portfolios
Annual Fee Based Upon Average Net Assets of the Fund Complex
[ ] basis points on the first $[ ]
[ ] basis points on the balance

Feeder Portfolios
Annual Fee Based Upon Average Net Assets of the Fund Complex
[ ] basis points on the first $[ ]
[ ] basis points on the balance
Minimum Annual Fee: $[ ]
Note: Minimum ls based on the combined feeds for both Master Portfolios and the Feeder Funds and does not include pricing of securities. Minimum covers up to nine portfolios with classes plus up to five CFC and five C Corps. Portfolios above nine will increase the minimum annual fee by $[ ] for each.
Services Included in Annual Feeder Fund
Advisor Information Source -On-line access to portfolio management and compliance Information. Daily Performance Reporting - Daily pre and post-tax fund and/or sub-advisor performance reporting. Core Tax Services - See Additional Services Fee Schedule
Performance Delivery
$[ ] monthly at the Master level

Third Party Administrative Data Charges (descriptive data for each security)
$[ ] per security per month for fund administrative data

SEC Modernization Requirements - Master Level

•	Form N-PORT-$[ ] per year, per Fund

•	Form N-CEN - $[ ] per year, per Fund

SEC Modernization Requirements - Feeder Level

•	Form N-PORT - $[ ] per year, per Fund

Chief Compliance Officer Support Fee

•	$[ ] per year per fund complex
Miscellaneous Expenses
All other miscellaneous fees and expenses, Including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, third-party data provider costs (Including Bloomberg, S&P, Moody's, Morningstar GICS, MSCI, Upper, etc.), proxies, Insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third-party auditing and legal expenses, wash sales reporting (GainsKeeper), tax a-filing charges, PFIC monitoring and conversion expenses (if necessary).
Additional Services
Additional services not Included above shall be mutually agreed upon at the time of the service being added. U.S. Bank legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.
In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
Fees are calculated pro rata and billed monthly.

Exhibit A (continued) to the Fund Administration Servicing Agreement -
Kinetics Mutual Funds, Inc.
Fund Administration & Portfolio Compliance Services Additional Services Fee Schedule

•	Tax Free Transfer In-Kind Cost Basis Tracking - $[ ] per sub-account per year

Daily Compliance Services (if required)

•	Base fee -$[ ] per fund per year

•	Setup -$[ ] per fund group

Section 18 Compliance Testing

•	$[ ] set up fee per fund complex

•	$[ ] per fund per month

Section 1S(c) Reporting

•	$[ ] per fund per standard reporting package"'
standard reporting packages for annual 15(c) meeting
Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
Performance reporting package: Peer Comparison Report

•	Additional 15c reporting Is subject to additional charges

•	Standard data source - Morningstar; additional charges will apply for other data services

Equity & Fixed Income Attribution Reporting

•	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

Core Tax Services
M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes In conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Fann 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

Optional Tax Services

•	Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) - $[ ] per year

•	Additional Capital Gain Dividend Estimates -(First two included In core services)- $[ ] per additional estimate

•	State tax returns - (First two included In core services) -$[ ] per additional return

Tax Reporting - MLP C-Corporations
Federal Tax Returns
11 Prepare corporate Book to tax calculation, average cost analysis and cost basis roll forward- and federal Income tax returns for Investment fund (Federal returns & 1099 Breakout Analysis)-$ [ ]

•	Prepare Federal and State extensions (If Applicable)- Included in the return fees

•	Prepare provision estimates -$[ ] Per estimate

State Tax Returns

•	Prepare state Income tax returns for funds and blocker entitles - $[ ] per state return Sign state Income tax returns - $[ ] per state return
Assist in filing state income tax returns - Included with preparation of returns

•	State tax notice consultative support and resolution - $[ ] per fund

Exhibit A (continued) to the Fund Administration Servicing Agreement - Kinetics Mutual Fnnds, Inc.

Fund Administration & Portfolio Compliance Services Additional Services Fee Schedule (continued)
BookMark Electronic Board Book Portal

•	U.S. Bank will establish a central, secure portal for Board materials using a unique client board URL,

•	Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.

•	Features password-protected, encrypted servers with automatic failover.

•	Training and ongoing system support.

•	Accessible from your smart phone or iPad.

•	Allows multiple users to access materials concurrently.

•	Searchable archive.

•	Ability to make personal comments.
Annual Fee per Trust

•	[ ]- [ ] users-$[ ]

•	[ ]- [ ] users-$[ ]

•	[ ] - [ ] users - $[ ]

•	[ ] - [ ] users - $[ ]

Diligent Boardbooks

•	Online portal to access board book documents. Each user will receive both online and offline capability access

•	Minimum fee {includes 1 board, 1 committee and 12 users)

•	12 users may consist of any combination of Board Members/ Executives and Administrators

Accessing Entities and Individuals	Installation Fee	Annual fee
Affiliate Package	$[ ]	$[ ]
Additional Boards	$[ ]	$[ ]
Additional Committees/Meeting Groups	$[ ]	$[ ]
Additional Online & Offilne Users (Board Members/Execs)	$[ ]	$[ ]
Online and Offilne Users (Administrative)	$[ ]	$[ ]

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